Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results for the Fourth Quarter and Full Year 2020

SYRACUSE, N.Y. – (BUSINESS WIRE) – March 3, 2021 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today reported financial results for the fourth quarter and full year ended January 3, 2021.

Highlights for the 14-Week Fourth Quarter of 2020 versus the 13-Week Fourth Quarter of 2019

•Total restaurant sales increased 5.8% to $420.5 million compared to $397.6 million in the prior year quarter, with $28.4 million in restaurant sales during the 14th week of the fourth quarter of 2020;
•Comparable restaurant sales for the Company's Burger King® restaurants decreased 0.9%;
•Comparable restaurant sales for the Company’s Popeyes® restaurants decreased 12.9%;
•Adjusted EBITDA(1) increased to $31.8 million from $22.8 million in the prior year quarter, with an estimated $5.3 million contribution from the 14th week of the fourth quarter of 2020;
•Adjusted Restaurant-Level EBITDA(1) increased to $51.9 million from $42.9 million in the prior year quarter, with an estimated $6.3 million contribution from the 14th week of the fourth quarter of 2020;
•Net Loss was $18.6 million, or $0.37 per diluted share, which includes a non-cash income tax expense of $12.9 million related to an evaluation of the potential usability of certain tax credits, compared to Net Loss of $9.9 million, or $0.20 per diluted share, in the prior year quarter;
•Adjusted Net Loss(1) was five thousand dollars, or $0.00 per diluted share, compared to Adjusted Net Loss of $6.1 million, or $0.12 per diluted share, in the prior year quarter; and
•The Company generated $9.4 million of Free Cash Flow(2) during the fourth quarter of 2020.

Highlights for the 53-Week Full Year of 2020 versus the 52-Week Full Year of 2019

•Total restaurant sales increased 6.5% to $1,547.5 million compared to $1,452.5 million in the prior year, with $28.4 million in restaurant sales during the 53rd week of 2020;
•Comparable restaurant sales for the Company's Burger King® restaurants decreased 2.8%;
•Comparable restaurant sales for the Company’s Popeyes® restaurants decreased 0.1%;
•Adjusted EBITDA(1) increased to $107.9 million from $86.4 million in the prior year, with an estimated $5.3 million contribution from the 53rd week of 2020;
•Adjusted Restaurant-Level EBITDA(1) increased to $181.6 million from $156.1 million in the prior year, with an estimated $6.3 million contribution from the 53rd week of 2020;
•Net Loss was $29.5 million, or $0.58 per diluted share, which includes a non-cash income tax expense of $13.1 million related to an evaluation of the potential usability of certain tax credits, compared to Net Loss of $31.9 million, or $0.74 per diluted share, in the prior year;
•Adjusted Net Loss(1) was $3.7 million, or $0.07 per diluted share, compared to Adjusted Net Loss of $15.3 million, or $0.35 per diluted share, in the prior year; and
•The Company generated $56.1 million of Free Cash Flow(2) during the full year of 2020.

(1)Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.
(2) Free Cash Flow is a non-GAAP financial measure and is defined as Net cash provided by operating activities less Net cash used for investing activities adjusted to add back cash paid for acquisitions. Refer to the definition and reconciliation of this measure in the tables at the end of this release.

Recent Monthly Comparable Restaurant Sales Trends

Monthly comparable restaurant sales increases / (decreases) for the month ending November 1, 2020 through the month ending February 7, 2021 are as follows:

	Fourth Quarter 2020			First Quarter 2021
Fiscal Month	October 2020	November 2020	December 2020	January 2021
Burger King	(3.2)%	1.0%	0.2%	5.5%
Popeyes	1.9%	(26.8) %	(12.6) %	1.2%

Management Commentary

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “Throughout 2020, and despite the pandemic-related challenges that we faced, we demonstrated that our business model and world-class brands are well positioned to serve value and convenience-seeking customers through our drive-thru, at-the-counter for take-out, and delivery channels, and we did so while growing our top-line by 6.5%. We were also able to increase our full year Adjusted Restaurant-Level EBITDA and Adjusted EBITDA by $25.4 million and $21.5 million, respectively, by managing food costs, optimizing labor hours despite higher wage rates, and controlling other restaurant-level and corporate overhead expenses. We believe we have a stronger company as a result of the actions taken last year, particularly with the addition of meaningful and profitable delivery sales and the implementation of certain cost-saving initiatives that we expect will continue to benefit us throughout 2021. We thank our team profusely for their dedication and commitment to Carrols and serving our communities during these unprecedented times.”

Accordino continued, “We are encouraged that comparable restaurant sales for the Company’s Burger King restaurants strengthened in November and December compared to October and that this sales trend further improved in January. Comparable restaurant sales for the Company’s Popeyes restaurants were more volatile in the fourth quarter of 2020 as the brand lapped the full introduction of Popeyes’ well-received chicken sandwich, but still increased on a two-year stacked basis of 8.3%. We attribute some of our traction to recent stimulus action by the government and believe that further actions taken at the federal level to ensure food security for struggling families will be beneficial to us. While unusually severe winter weather, particularly in the southern regions of the country, has adversely impacted quick-service restaurant results in February, we believe that our comparable restaurant sales will regain momentum over the next few months as we lap the onset of COVID-19 and Burger King launches what we believe to be a best-in-class chicken sandwich offering.”

Accordino concluded, “In 2020, we generated $56.1 million in Free Cash Flow, and exited the year with substantial available liquidity of approximately $200 million, including cash and borrowing availability under our revolving credit facility. Our projected net capital expenditures for 2021 are targeted to be approximately $60 million, which is modestly higher than our earlier plan but reflects what we believe will be strong ROI initiatives such as an acceleration of our digital menu rollout, new equipment at our Burger King restaurants related to preparing the brand’s new chicken sandwich, and remodels and new builds that will be at or slightly above our previous intentions. We feel very comfortable making these investments and they do not detract from our commitment to generate meaningful free cash flow. We are also pursuing a number of opportunistic bolt-on transactions now that our Adjusted Leverage Ratio (as defined in our senior credit facility) is below four times.”

Fourth Quarter 2020 Financial Results

Total restaurant revenue increased 5.8% to $420.5 million in the fourth quarter of 2020, including $28.4 million in the 14th week of the quarter, compared to $397.6 million in the fourth quarter of 2019. Comparable restaurant sales for the Company’s Burger King restaurants decreased 0.9% compared to a 2.0% increase in the prior year quarter. Comparable restaurant sales for the Company’s Popeyes restaurants decreased 12.9% compared to a 21.2% increase in the prior year quarter.

Adjusted Restaurant-Level EBITDA(1) increased to $51.9 million in the fourth quarter of 2020 from $42.9 million in the prior year period, including $6.3 million from the 14th week in 2020. Adjusted Restaurant-Level EBITDA margin was 12.3% of restaurant sales and increased 160 basis points from the fourth quarter of 2019, including 70 basis points of favorability from the extra week but also reflecting lower cost of sales, wage and related expenses, and other restaurant operating expenses. The Company demonstrated its ability to continue to rationalize ongoing expenses where possible, through reduced food waste, optimized restaurant labor, and managing other restaurant-related operating expenses.

General and administrative expenses increased to $24.2 million in the fourth quarter of 2020 from $23.0 million in the prior year period. The fourth quarter of 2020 includes $2.0 million higher bonus expense due to improved operational performance and the fourth quarter of 2019 included $1.5 million of certain non-recurring expenses primarily relating to acquisition and integration costs. The fourth quarter 2020 total also reflects the impact of many corporate cost efficiency initiatives such as streamlining of the Company’s regional management structure and a re-engineering of the training process that were completed in the first half of 2020 that have since carried-over into 2021.

Adjusted EBITDA(1) increased to $31.8 million in the fourth quarter of 2020 from $22.8 million in the fourth quarter of 2019, which included an estimated $5.3 million from the 14th week in 2020. Adjusted EBITDA margin was 7.6% of total restaurant sales and increased 190 basis points from the fourth quarter of 2019 due to the factors discussed above and with favorability from the 14th week of 80 basis points.

Income from operations increased to $1.6 million in the fourth quarter of 2020 compared to loss from operations of $4.6 million in the prior year quarter.

Interest expense decreased to $7.1 million in the fourth quarter of 2020 from $7.4 million in the fourth quarter of 2019.

Net Loss was $18.6 million in the fourth quarter of 2020, or $0.37 per diluted share, compared to a Net Loss of $9.9 million, or $0.20 per diluted share, in the prior year quarter. Net Loss in the fourth quarter of 2020 and 2019 included $5.0 million and $1.8 million of impairment and other lease charges, respectively. The Net Loss in the fourth quarter of 2020 also includes a federal tax expense of $12.9 million to record an incremental tax valuation allowance for certain income tax credits as they may expire prior to their utilization by the Company.

Adjusted Net Loss(1) was five thousand dollars, or $0.00 per diluted share, compared to an Adjusted Net Loss of $6.1 million, or $0.12 per diluted share, in the prior year quarter.

Stock Repurchase Update

During the fourth quarter of 2020, the Company utilized $10.0 million of cash to repurchase 1.5 million shares of its common stock for an average price of $6.52 per share.

The Company currently has $11.0 million remaining for repurchases under its stock repurchase program.

Balance Sheet Update

The Company ended the fourth quarter of 2020 with cash and cash equivalents of $65.0 million, and long-term debt (including current portion) and finance lease liabilities of $494.2 million. As of the end of the fourth quarter of 2020, the Company did not have any outstanding revolving credit borrowings under its $145.8 million revolving credit facility and had $9.7 million of letters of credit issued under such facility. The Company’s Adjusted Leverage Ratio (as defined in our senior credit facility) was 3.82 times at the end of 2020.

Conference Call Today

Daniel T. Accordino, Chairman and Chief Executive Officer, and Anthony E. Hull, Chief Financial Officer, will host a conference call to discuss fourth quarter and full year 2020 financial results and provide a business update today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 201-493-6725. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the passcode is 13716116. The replay will be available until Wednesday, March 10, 2021.

Investors and interested parties may also listen to a webcast of this conference call and review an investor presentation related to the fourth quarter and full year 2020 financial results by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is one of the largest restaurant franchisees in the United States, and currently operates approximately 1,075 restaurants. It is the largest BURGER KING® franchisee in the United States, currently operating 1,010 BURGER KING® restaurants and also operating 65 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including the impact of COVID-19 on Carrols’ business, as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	(unaudited)		(unaudited )
	Three Months Ended (a)		Twelve Months Ended (a)
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Revenue:
Restaurant sales	$420,530	$397,639	$1,547,502	$1,452,516
Other revenue	—	3,433	—	10,249
Total revenue	420,530	401,072	1,547,502	1,462,765
Costs and expenses:
Cost of sales	123,880	118,954	452,738	431,969
Restaurant wages and related expenses	135,624	132,876	498,127	485,278
Restaurant rent expense	29,470	29,241	118,444	107,147
Other restaurant operating expenses	63,285	62,741	236,059	227,364
Advertising expense	16,454	16,088	60,735	58,689
General and administrative expenses (b) (c)	24,243	23,025	84,051	84,734
Depreciation and amortization	20,780	21,061	81,727	74,674
Impairment and other lease charges	5,002	1,787	12,778	3,564
Other expense (income), net (d)	161	(138)	(1,271)	(1,911)
Total costs and expenses	418,899	405,635	1,543,388	1,471,508
Income (loss) from operations	1,631	(4,563)	4,114	(8,743)
Interest expense	7,124	7,431	27,283	27,856
Loss on extinguishment of debt	—	—	—	7,443
Loss before income taxes	(5,493)	(11,994)	(23,169)	(44,042)
Provision (benefit) for income taxes	13,134	(2,088)	6,294	(12,123)
Net loss	$(18,627)	$(9,906)	$(29,463)	$(31,919)

Basic and diluted net loss per share (e)(f)	$(0.37)	$(0.20)	$(0.58)	$(0.74)
Basic and Diluted weighted average common shares outstanding	50,372	50,643	50,751	43,422

(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended January 3, 2021 included fourteen and fifty-three weeks, respectively. The three and twelve months ended December 29, 2019 included thirteen and fifty-two weeks, respectively.
(b)General and administrative expenses include acquisition and integration costs of $1.5 million for the three months ended December 29, 2019 and $0.3 million and $8.5 million for the twelve months ended January 3, 2021 and December 29, 2019, respectively. General and administrative expenses include a reduction of expense of $0.1 million for the three months ended January 3, 2021.
(c)General and administrative expenses include stock-based compensation expense of $1.7 million and $1.2 million for the three months ended January 3, 2021 and December 29, 2019, respectively, and $5.2 million and $5.8 million for the twelve months ended January 3, 2021 and December 29, 2019, respectively.
(d)Other expense (income), net, for the three months ended January 3, 2021, included a net gain of $0.4 million related to adjustments to insurance recoveries from previous property damage at our restaurants and a loss on disposal of assets of $0.5 million. Other expense (income), net, for the twelve months ended January 3, 2021, included a gain of $2.1 million related to insurance recoveries from property damage at four of our restaurants, a net gain on sale-leaseback transactions of $0.2 million, and loss on disposal of assets of $1.0 million. Other expense (income), net, for the twelve months ended December 29, 2019 included, among other things, a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted our restaurants.
(e)Basic net loss per share was computed without attributing any loss to preferred stock and non-vested restricted shares as the effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(f)Diluted net loss per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended		Twelve Months Ended
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Revenue:
Burger King restaurant sales	$398,318	$374,945	$1,459,016	$1,398,660
Popeyes restaurant sales	22,212	22,694	88,486	53,856
Total restaurant sales	420,530	397,639	1,547,502	1,452,516
Other revenue	—	3,433	—	10,249
Total revenue	$420,530	$401,072	$1,547,502	$1,462,765
Change in Comparable Burger King Restaurant Sales (a)	(0.9)%	2.0%	(2.8)%	2.2%
Change in Comparable Popeyes Restaurant Sales (a)	(12.9)%		(0.1)%

Average Weekly Sales per Burger King Restaurant (b)	$27,963	$28,232	$27,166	$28,065
Average Weekly Sales per Popeyes Restaurant (b)	$24,421	$28,431	$25,839	$26,458

Adjusted Restaurant-Level EBITDA (c)	$51,876	$42,920	$181,562	$156,131
Adjusted Restaurant-Level EBITDA margin (c)	12.3%	10.7%	11.7%	10.7%

Adjusted EBITDA (c)	$31,769	$22,764	$107,855	$86,371
Adjusted EBITDA margin (c)	7.6%	5.7%	7.0%	5.9%

Adjusted Net Loss (c)	$(5)	$(6,135)	$(3,733)	$(15,323)
Adjusted Diluted Net Loss per share (c)	$—	$(0.12)	$(0.07)	$(0.35)

Number of Burger King restaurants:
Restaurants at beginning of period	1,023	1,028	1,036	849
New restaurants (including offsets)	1	8	7	21
Restaurants acquired	—	—	—	179
Restaurants closed (including offsets)	(15)	—	(34)	(13)
Restaurants at end of period	1,009	1,036	1,009	1,036
Average Number of Burger King restaurants:	1,017.5	1,021.6	1,013.4	958.4

Number of Popeyes restaurants:
Restaurants at beginning of period	65	60	65	—
New restaurants	—	5	—	10
Restaurants acquired	—	—	—	55
Restaurants at end of period	65	65	65	65
Average Number of Popeyes restaurants:	65.0	61.4	64.6	40.1

	At 1/3/2021	At 12/29/2019
Long-term debt and finance lease liabilities (d)	$494,158	$471,149
Cash and cash equivalents	64,964	2,974
(a)Restaurants we acquire are included in comparable restaurant sales after they have been operated by us for 12 months. Sales from restaurants we develop are included in comparable sales after they have been open for 15 months. For the three and twelve months ended January 3, 2021, the calculation of changes in comparable restaurant sales is based on the comparable 14-week and 53-week period, respectively. For the three and twelve months ended December 29, 2019, the calculation of changes in comparable restaurant sales is based on the comparable 13-week and 52-week period, respectively.
(b)Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 14-week and 53-week period ended January 3, 2021 and 13-week and 52-week period ended December 29, 2019, by the average number of restaurants operating during such period.
(c)Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin and Adjusted Net Loss and Adjusted Diluted Net Loss per share are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted Net Loss, and to the Company's reconciliation of Income (loss) from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted Diluted Net Loss per share is calculated based on Adjusted Net Loss and reflects the dilutive impact of shares, where applicable, based on Adjusted Net Loss.
(d)Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at January 3, 2021 included $418,625 of Term Loan B borrowings under our senior credit facility, $74,625 of Term Loan B-1 borrowings under our senior credit facility and $908 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at December 29, 2019 included $422,875 of Term Loan B borrowings under our senior credit facility, $45,750 of outstanding revolving borrowings under our senior credit facility and $2,524 of finance lease liabilities.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except share and per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Reconciliation of EBITDA and Adjusted EBITDA: (b)
Net loss	$(18,627)	$(9,906)	$(29,463)	$(31,919)
Provision (benefit) for income taxes	13,134	(2,088)	6,294	(12,123)
Interest expense	7,124	7,431	27,283	27,856
Depreciation and amortization	20,780	21,061	81,727	74,674
EBITDA	22,411	16,498	85,841	58,488
Impairment and other lease charges	5,002	1,787	12,778	3,564
Acquisition and integration costs (c)	(100)	2,844	273	10,827
Abandoned development costs (d)	1,718	63	3,464	256
Pre-opening costs (e)	59	386	163	1,449
Litigation and other professional expenses (f)	839	86	1,384	502
Other expense (income), net (g)(h)	161	(138)	(1,271)	(1,911)
Stock-based compensation expense	1,679	1,238	5,223	5,753
Loss on extinguishment of debt	—	—	—	7,443
Adjusted EBITDA	$31,769	$22,764	$107,855	$86,371

Reconciliation of Adjusted Restaurant-Level EBITDA: (a)
Income (loss) from operations	$1,631	$(4,563)	$4,114	$(8,743)
Add:
General and administrative expenses	24,243	23,025	84,051	84,734
Restaurant integration costs (c)	—	1,362	—	2,364
Pre-opening costs (e)	59	386	163	1,449
Depreciation and amortization	20,780	21,061	81,727	74,674
Impairment and other lease charges	5,002	1,787	12,778	3,564
Other expense (income), net (g)(h)	161	(138)	(1,271)	(1,911)
Adjusted Restaurant-Level EBITDA	$51,876	$42,920	$181,562	$156,131

Reconciliation of Adjusted Net Loss: (b)
Net loss	$(18,627)	$(9,906)	$(29,463)	$(31,919)
Add:
Impairment and other lease charges	5,002	1,787	12,778	3,564
Acquisition and integration costs (c)	(100)	2,844	273	10,827
Abandoned development costs (d)	1,718	63	3,464	256
Pre-opening costs (e)	59	386	163	1,449
Litigation and other professional expenses (f)	839	86	1,384	502
Other expense (income), net (g)(h)	161	(138)	(1,271)	(1,911)
Loss on extinguishment of debt	—	—	—	7,443
Income tax effect on above adjustments (i)	(1,920)	(1,257)	(4,199)	(5,534)
Valuation allowance for deferred taxes (j)	12,863	—	13,138	—
Adjusted Net Loss	$(5)	$(6,135)	$(3,733)	$(15,323)
Adjusted diluted net loss per share (k)	$—	$(0.12)	$(0.07)	$(0.35)
Adjusted diluted weighted average common shares outstanding	50,372	50,643	50,751	43,422

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Reconciliation of Free Cash Flow: (l)
Net cash provided by operating activities (m)	$23,168	$13,692	$103,946	$48,708
Net cash provided by (used for) investing activities	(13,812)	3,757	(47,857)	(218,045)
Add: cash paid for acquisitions	—	(899)	—	130,646
Total Free Cash Flow	$9,356	$16,550	$56,089	$(38,691)
(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended January 3, 2021 included fourteen and fifty-three weeks, respectively. The three and twelve months ended December 29, 2019 included thirteen and fifty-two weeks, respectively.
(b)Within our press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss which are non-GAAP financial measures. EBITDA represents net loss before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, stock-based compensation expense, loss on extinguishment of debt, abandoned development costs, restaurant pre-opening costs, non-recurring litigation costs and other non-recurring income or expense. Adjusted Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges, restaurant-level integration costs, pre-opening costs, and other non-recurring income or expense. Adjusted Net Loss represents net loss as adjusted, net of tax, to exclude impairment and other lease charges, acquisition costs and integration costs, abandoned development costs, pre-opening costs, non-recurring litigation costs, loss on extinguishment of debt and other non-recurring income or expense.
We are presenting Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss because we believe that they provide a more meaningful comparison than EBITDA and net loss of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Adjusted Restaurant-Level EBITDA because it excludes restaurant integration costs, restaurant pre-opening costs, other expense (income), and the impact of general and administrative expenses such as salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, legal, auditing and other professional fees. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Additionally, this financial measure may not be comparable to a similarly titled caption for other companies. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between Net Loss and EBITDA, Adjusted EBITDA and Adjusted Net Loss and between Income (loss) from operations and Adjusted Restaurant-Level EBITDA.
(c)Acquisition and integration costs for the three and twelve months ended January 3, 2021 mostly include legal and professional fees incurred in connection with the acquisition of 165 Burger King and 55 Popeyes restaurants from Cambridge Franchise Holdings, LLC in 2019, which were included in general and administrative expense. Acquisition and integration costs for the three and twelve months ended December 29, 2019 include certain legal and professional fees; corporate payroll, and other costs related to the integration of the Cambridge merger and one-time repair costs which are included in Adjusted Restaurant-Level EBITDA.
(d)Abandoned development costs for the three and twelve months ended January 3, 2021 and December 29, 2019 represents the write-off of capitalized costs due to the abandoned development of future restaurant locations.
(e)Pre-opening costs for the three and twelve months ended January 3, 2021 and December 29, 2019 include training, labor and occupancy costs incurred during the construction of new restaurants.
(f)Litigation and other professional expenses for the three and twelve months ended January 3, 2021 and December 29, 2019 include costs pertaining to an ongoing lawsuit with one of the Company's former vendors, costs to settle a class action claim, as well as other non-recurring professional service expenses.
(g)Other expense (income), net for the three months ended January 3, 2021 included a net gain related to adjustments to insurance recoveries from previous property damage at restaurants of $0.4 million and a loss on disposal of assets of $0.5 million. For the twelve months ended January 3, 2021, other expense (income), net included gains related to insurance recoveries from property damage at four of the Company's restaurants of $2.1 million, a net gain on twelve sale-leaseback transactions of $0.2 million and a loss on disposal of assets of $1.0 million.
(h)Other expense (income), net for the twelve months ended December 29, 2019 included a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted the Company's restaurants, net gains on sale-leaseback transactions of $0.6 million, a gain related to an insurance recovery from property damage at two of the Company's restaurants of $0.2 million and a loss on a disposal of restaurant equipment of $0.8 million.
(i)The income tax effect related to the adjustments to Adjusted Net Loss during the periods presented was calculated using an incremental income tax rate of 25.0% for the three and twelve months ended January 3, 2021 and December 29, 2019, respectively.
(j)Reflects the removal of the income tax provision recorded for the establishment of a valuation allowance on all our net deferred income tax assets during the year ended January 3, 2021.
(k)Adjusted Diluted Net Income (Loss) per share is calculated based on Adjusted Net Loss and the dilutive weighted average common shares outstanding for the respective periods, where applicable.
(l)Free Cash Flow is a non-GAAP financial measure and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Free Cash Flow is defined as cash provided by operating activities less cash used for investing activities, adjusted to add back cash paid for acquisitions. Management believes that Free Cash Flow, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provides useful information about the Company's cash flow for liquidity purposes and to service the Company's debt. However, Free Cash Flow is not a measure of liquidity under GAAP and, accordingly, should not be considered as an alternative to the Company's consolidated statements of cash flows and net cash provided by operating activities, net cash used for investing activities and net cash provided by financing activities as indicators of liquidity or cash flow. Free Cash Flow for the three months ended January 3, 2021 and December 29, 2019 is derived from the Company's consolidated statements of cash flows for the respective twelve month periods to be presented in the Company’s Consolidated Financial Statements in its Form 10-K for the period ended January 3, 2021 and the Company's consolidated statements of cash flows for the previously reported nine month periods ended September 27, 2020 and September 29, 2019, respectively, contained in the Company’s Form 10-Q for the period ended September 27, 2020.
(m)Working capital changes in the three and twelve months ended January 3, 2021 include $7.3 million and $21.6 million, respectively, related to deferred payments of the employer portion of social security taxes, which will be repaid half at the end of 2021 and the remainder at the end of 2022.